UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒      Preliminary Information Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Information Statement

Vu1 Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies: _______________________

2)	Aggregate number of securities to which transaction applies:_______________________

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing gee is calculated and state how it was determined):______________________

_________________________________________________________________________________
________________________________________

4)	Proposed maximum aggregate value of transaction: _____________________________

5)	Total fee paid: _________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid: _______________________________________________

2)	Form, Schedule or Registration Statement No.: _____________________________________

3)	Filing Party: ____________________________________________________________________

4)	Date Filed: _____________________

Vu1 CORPORATION
469 Seventh Avenue, Suite 356
New York, New York 10018

September __, 2011

To the Stockholders of Vu1 Corporation:

This Information Statement is furnished by the Board of Directors of Vu1 Corporation, a California corporation (the “Company”), to holders of record of the Company’s common stock, no par value per share (“Common Stock”), at the close of business on September __, 2011, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The purpose of this Information Statement is to inform the Company’s stockholders that the Board of Directors recommended on August 31, 2011, and holders of a majority of the outstanding Common Stock acted by written consent thereafter, to approve the following:

1.
A grant of discretionary authority to the Board of Directors or the executive officers of the Company to implement a reverse stock split of the outstanding shares of Common Stock on the basis of one post-reverse split share for up to every 20 pre-reverse split shares (for example, if you own 20 shares now, you will own 1 share after the reverse stock split) to occur as soon as practicable, but in no event later than 180 days after the date of this Information Statement, with the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by the Board of Directors or the executive officers of the Company.  A proposed 1-for-20 reverse stock split of the outstanding shares of Common Stock would reduce the outstanding shares of Common Stock from approximately 111,100,000 shares to 5,555,000 shares.

2.	The filing of a Certificate of Amendment of the Articles of Incorporation that will decrease the authorized number of shares of the Company’s Common Stock to 90,000,000 shares.

3.
An amendment to our 2007 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance thereunder by 10,000,000 shares, to a total of 20,000,000 shares (subject to the reverse stock split).

With the reverse stock split, the Company believes its share price will increase to a level that satisfies Nasdaq’s minimum bid price and public float market value requirements.  The Company believes that a listing on a more prominent exchange will enhance the visibility of the Common Stock, and allow for certain commercial opportunities not currently available to the Company. The Company believes that a Nasdaq listing, if effectuated, may generate greater interest among professional investors and institutions and enhance prospective analyst coverage and brokerage recommendations.

As of the record date, 111,094,426 shares of Common Stock were issued and outstanding.  Each share of Common Stock outstanding entitles the holder to one vote on all matters brought before the common stockholders. Holders of an aggregate of 55,841,501 shares of Common Stock, or 50.26% of the Company’s issued and outstanding shares, voted in favor of the grant of the discretionary authority to the Board of Directors or the executive officers of the Company to effect the reverse stock split of the outstanding shares of Common Stock, for the approval of the Certificate of Amendment of the Articles of Incorporation decreasing the authorized number of shares of our Common Stock and for the amendment to our 2007 Stock Incentive Plan increasing the number of shares of Common Stock reserved for issuance thereunder.  Our executive officers, directors and principal stockholders have the power to pass the proposed corporate actions without the concurrence of any of the Company’s other stockholders.

As a result of requirements under applicable federal securities and state law, the stockholder consent will not be effective, and therefore the grant of discretionary authority to effect the reverse stock split, the filing of the Certificate of Amendment of the Articles of Incorporation and the amendment to our 2007 Stock Incentive Plan cannot occur, until at least 20 calendar days after this Information Statement is sent or given to the stockholders of record as of the record date.

We appreciate your continued support and confidence in the Company.  Thank you.

Sincerely,

/s/ Scott C. Blackstone, Ph.D.

Scott C. Blackstone
Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

(ii)

IMPORTANT

Vu1 CORPORATION
469 Seventh Avenue, Suite 356
New York, New York 10018

INFORMATION STATEMENT

September __, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY

INTRODUCTION

Vu1 Corporation is a California corporation with its principal executive offices located at 469 Seventh Avenue, Suite 356, New York, New York 10018. The Company’s telephone number is (212) 359-9503. This Information Statement is being sent to the Company’s stockholders by the Board of Directors to notify them about actions that the Board of Directors and holders of a majority of the outstanding shares of the Company’s Common Stock have taken. The actions were taken by the Board of Directors at a special meeting on August 31, 2011, and by nine stockholders holding a majority of the outstanding shares of the Company’s Common Stock acting by written consent as of September 9, 2011, and will be effective when the Company files the Certificate of Amendment of the Articles of Incorporation with the Secretary of State of the State of California.

The Company expects to file the Certificate of Amendment of the Articles of Incorporation to reduce the authorized number of shares of Common Stock of the Company and effect the proposed one for up to 20 reverse stock split of the issued and outstanding shares of Common Stock with the reverse stock split to occur as soon as practicable, but in no event later than 180 days after the date of this Information Statement, the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by the directors or the executive officers of the Company in their discretion. In addition, approval of this proposal also gives the Board or the executive officers authority to decline to implement a reverse stock split.

Copies of this Information Statement are being mailed on or about September __, 2011, to holders of record on September __, 2011, who did not vote for the corporate actions described in this Information Statement.

GENERAL INFORMATION

The Board of Directors and holders of a majority of the outstanding shares of the Company’s Common Stock voted to approve and authorize the following:

1.
A grant of discretionary authority to the Board of Directors or the executive officers of the Company to implement a reverse stock split of the outstanding shares of Common Stock on the basis of one post-reverse split share for up to every 20 pre-reverse split shares (for example, if you own 20 shares now, you will own 1 share after the reverse stock split) to occur as soon as practicable, but in no event later than 180 days after the date of this Information Statement, with the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by the Board of Directors or the executive officers of the Company.  A proposed 1-for-20 reverse stock split of the outstanding shares of Common Stock would reduce the outstanding shares of Common Stock from approximately 111,100,000 shares to 5,555,000 shares.

2.	The filing of a Certificate of Amendment of the Articles of Incorporation that will decrease the authorized number of shares of the Company’s Common Stock to 90,000,000 shares.

3.
An amendment to our 2007 Stock Incentive Plan increasing the number of shares of Common Stock reserved for issuance thereunder by 10,000,000 shares, to a new total of 20,000,000 shares (subject to the reverse stock split).

The reverse split exchange ratio that the Board of Directors and holders of a majority of the outstanding shares of the Company’s Common Stock approved is up to 20 pre-reverse split shares for each one post-reverse split share, which the Board of Directors deemed to be in the best interests of the Company and its stockholders.  The Board of Directors and holders of a majority of the outstanding shares of the Company’s Common Stock approved an amendment to the Company’s Articles of Incorporation to reduce the authorized number of shares of Common Stock from 200,000,000 shares to 90,000,000 shares. The Board of Directors and holders of a majority of the outstanding shares of the Company’s Common Stock approved an amendment to the Company’s 2007 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance thereunder by 10,000,000 shares, to a new total of 20,000,000 shares (subject to the reverse split).

As of September __, 2011, the record date, there were 111,094,426 shares of Common Stock issued and outstanding,  which constitutes the Company’s only outstanding voting securities.  Each stockholder of record is entitled to one vote. Holders of an aggregate of 55,841,501 shares of Common Stock, or 50.26% of the Company’s issued and outstanding shares, voted in favor of the grant of the discretionary authority to the Board of Directors or the executive officers of the Company to effect the reverse stock split of the outstanding shares of Common Stock, for the approval of the Certificate of Amendment of the Articles of Incorporation and for the amendment to the 2007 Stock Incentive Plan.  Therefore, the Company is not asking you for a proxy and you are requested not to send the Company a proxy.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The Company’s authorized capital consists of 200,000,000 shares of Common Stock, no par value, and 10,000,000 shares of preferred stock, par value $1.00 per share.  As of the record date, the Company had 111,094,426 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Holders of the Company’s Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the Company’s assets available for distribution to stockholders upon liquidation, dissolution or winding-up of the Company’s affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. The Common Stock does not have cumulative voting rights.

SHAREHOLDER RESOLUTION NO. 1:

GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OR OFFICERS TO IMPLEMENT A
1 FOR UP TO 20 REVERSE STOCK SPLIT

The Board of Directors and holders of a majority of the outstanding shares of Common Stock have approved of a grant of discretionary authority to the Board of Directors or the executive officers of the Company to implement a reverse stock split for the purpose of increasing the per share price of the Common Stock.  The reverse split exchange ratio that the Board of Directors and majority stockholders approved is up to 20 pre-reverse split shares (“Old Shares”) for every 1 post-reverse split share (“New Shares”), with the reverse stock split to occur as soon as practicable, but in no event later than 180 days after the date of this Information Statement, the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by the directors or the executive officers of the Company in their discretion. In addition, approval of this proposal also gives the Board or executive officers authority to decline to implement a reverse stock split.

The Board of Directors believes that the approval of a range for the exchange ratio of the reverse stock split (as contrasted with approval of a specified exchange ratio of the reverse split) provides the Board of Directors or the executive officers of the Company with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the stockholders. The actual ratio for implementation of the reverse split would be determined by the directors or executive officers based upon its evaluation as to what exchange ratio of Old Shares to New Shares would be most advantageous to the Company and its stockholders.

The Board of Directors also believes that approval of a reverse split process that is achieved “as soon as practicable” (as contrasted with approval of a specified time of the reverse split) provides the Board of Directors or the executive officers of the Company with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the stockholders.

With the reverse stock split, the Company believes its share price will increase to a level that satisfies Nasdaq’s minimum bid price and public float market value requirements.  The Company believes that a listing on a more prominent exchange will enhance the visibility of the Common Stock, and allow for certain commercial opportunities not currently available to the Company. The Company believes that a Nasdaq listing, if effectuated, may generate greater interest among professional investors and institutions and enhance prospective analyst coverage and brokerage recommendations.

The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares. Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock.

The Company cannot assure you that it will be successful in achieving a Nasdaq listing, generating greater interest among professional investors and institutions, or enhancing prospective analyst coverage and brokerage recommendations. Stockholders should also note that if the Company elects to implement a reverse stock split, there is no assurance that prices for shares of the Common Stock after the reverse split will be up to 20 times greater than the price for shares of Common Stock immediately before the reverse stock split, depending on the exchange ratio of the reverse split.  The Company cannot guarantee to stockholders that the price of its shares will reach or sustain any price level in the future, and it is possible the proposed reverse stock split will have no lasting impact on its share price.

Effect of the Reverse Stock Split

Vu1 Corporation is a public company.  The reverse stock split would not affect the registration of the Common Stock under the Exchange Act, nor will it change the Company’s periodic reporting and other obligations under that act.

The reverse stock split will not alter any stockholder’s percentage interest in the Company’s outstanding shares, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share. No fractional shares will be issued. Any stockholder who beneficially owns a fractional share of the Company’s common stock after the reverse stock split will receive an additional share of Common Stock in lieu of such fractional share. The principal effects of the reverse stock split will be that the number of shares of Common Stock issued and outstanding will be reduced from approximately 111,100,000 shares to 5,555,000 shares (assuming the reverse stock split is implemented at a 1-for-20 exchange ratio).

The voting and other rights of holders of Common Stock would not be affected by the reverse split (other than as described above).  For example, a holder of 1% of the voting power of the outstanding shares of Common Stock immediately before the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of Common Stock after the reverse split.  The number of stockholders of record would also not be affected by the reverse stock split.

Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately before the effective time divided by the 1-for-20 exchange ratio, or such lesser exchange ratio as may be determined by the Company’s directors or executive officers, subject to adjustment for fractional shares, as described above).

The determination of the exchange ratio of the reverse stock split will have also have an effect on the number of authorized but unissued shares of Common Stock remaining.  Based on the 90,000,000 shares of Common Stock that will be authorized under the Company’s amended Articles of Incorporation, if the Company elects to implement a 1-for-20 reverse stock split, the reverse split, when implemented, would have the effect of leaving approximately 84,445,000 authorized but unissued shares of Common Stock.  By comparison, if the Company elects to implement a 1-for-10 reverse stock split, the reverse split, when implemented, would have the effect of leaving approximately 78,890,000 authorized but unissued shares of Common Stock.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

The large number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or By-laws.  Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Company’s Board of Directors.  At this time, the Board does not have any plans to issue new shares of Common Stock resulting from the large number of authorized but unissued shares because of the reverse stock split.

The Company currently has no intention of going private, and this proposed reverse stock split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 under the Exchange Act.

Commencing with the effective date of the reverse stock split, all outstanding options, warrants and other convertible securities entitling holders thereof to purchase shares of the Company’s Common Stock will entitle such holders to receive, upon exercise of their securities, a fraction (depending on the actual exchange ratio of the reverse stock split) of the number of shares of the Company’s Common Stock which such holders may purchase upon exercise or conversion of their securities. In addition, commencing on the effective date of the reverse stock split, the exercise or conversion price of all outstanding options, warrants and other convertible securities of the Company will be increased depending on the actual exchange ratio of the reverse stock split.

The Company expects to effectuate the proposed 1-for-20 reverse stock split of the issued and outstanding shares of Common Stock as soon as practicable, but in no event later than 180 days after the date of this Information Statement, the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by the directors or the executive officers of the Company in their discretion. In addition, approval of this proposal also gives the Board or the executive officers authority to decline to implement a reverse stock split..

Risks Associated with the Reverse Stock Split

This Information Statement includes forward-looking statements including statements regarding the timing of the proposed reverse stock split and the potential benefits of a reverse split, including, but not limited to, increasing the per share price of the Common Stock.  The words "believe," "expect," "will, "may" and similar phrases are intended to identify such forward-looking statements.  Such statements reflect the Company’s current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.  Some of the important risk factors affecting the Company’s business that could cause its actual results, performance or financial condition to differ seriously from expectations, include uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors.  For a discussion of these and other risk factors, see the Company’s registration statement on Form S-1 (No. 333-175600), effective July 26, 2011, and other filings made by the Company with the U.S. Securities and Exchange Commission.

If approved and implemented, the reverse stock split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock on a post-split basis.  Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in "even lots" of even multiples of 100 shares.

Federal Income Tax Consequences

The Company believes that the federal income tax consequences of the reverse stock split to holders of Common Stock will be as follows:

(i) Except as explained in (v) below, no income gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of the certificate representing post-split New Shares.

(ii) Except as explained in (v) below, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefor.

(iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv) The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to the Company.

(v) The federal income tax treatment of the receipt of the one additional share in lieu of any fractional interests by a stockholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

The Company’s opinion is not binding upon the Internal Revenue Service or the courts, and the Company cannot assure you that the Internal Revenue Service or the courts will accept the positions expressed above.

The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he, she or it resides. Stockholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the reverse stock split.

STOCKHOLDER RESOLUTION NO. 2:

DECREASE OF AUTHORIZED COMMON SHARES OF THE COMPANY

The Board of Directors and holders of a majority of the outstanding shares of Common Stock have approved an amendment to the Company’s Articles of Incorporation to decrease the number of authorized shares of Common Stock from 200,000,000 shares to 90,000,000 shares.  The Company’s Articles of Incorporation presently authorize the issuance of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock.

The amendment would result in the text of Article III of the Company’s Articles of Incorporation reading in its entirety as follows:

III.

“This Corporation is authorized to issue two classes of stock designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation is authorized to issue is 90,000,000 and the total number of shares of Preferred Stock which this Corporation is authorized to issue is 10,000,000. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the rights, preferences and privileges of any wholly unissued class or series of shares of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them.”

The Board of Directors unanimously recommended that the Company approve the above amendment in conjunction with implementation of the proposed up to 1-for-20 reverse stock split since, if and when the reverse stock split is implemented, the Company does not currently foresee needing more than 90,000,000 shares of Common Stock to be authorized.

Under California law, stockholders will not have any dissenters’ or appraisal rights in connection with the amendment.  The amendment will become effective upon the filing, promptly after the expiration of the 20-day period commencing with the mailing of this Information Statement, of the Certificate of Amendment of the Articles of Incorporation required by the General Corporation Law of the State of California.

STOCKHOLDER RESOLUTION NO. 3:

AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN
TO INCREASE SHARES RESERVED THEREUNDER

The Board of Directors and holders of a majority of the outstanding shares of Common Stock have approved an amendment to the Company’s 2007 Stock Incentive Plan (the “Stock Plan”). This amendment, approved by the Board of Directors on March 14, 2011 increases the number of shares eligible for grant under the Stock Plan, providing for an additional 10,000,000 authorized, unissued shares of Common Stock available for future grants under the Stock Plan, to a new total of 20,000,000 shares (subject to the reverse stock split described above).  In light of recent financing activities which increased the total number of outstanding and reserved shares of Common Stock, the Corporation's Board of Directors determined that in order to (i) bring the number of authorized shares of Common Stock available for future grants under the 2007 Stock Incentive Plan into proportion with the number of outstanding and reserved shares increased over prior periods and (ii) attract and retain the services of executives and other key employees, it was necessary for the Corporation to have the ability and flexibility to provide a compensation package which compares favorably with those offered by other companies.

Description of the Stock Plan

The following description of the Stock Plan is qualified in its entirety by reference to the copy of the 2007 Stock Incentive Plan previously filed by us with the Securities and Exchange Commission.

Administration.  The Stock Plan is administered by the Board of Directors, or a committee appointed by, and consisting of two or more members of the Board of Directors.  Each member of the committee must exhibit the independence necessary to comply with any applicable securities law, the rules of the exchange on which our Common Stock is traded or any other applicable law, as necessary.  Committee members serve for such term as the Board may determine, subject to removal by the Board at any time.

Except for the terms and conditions explicitly set forth in the Stock Plan, the administrator has exclusive authority, in its discretion, to determine all matters relating to awards under the Stock Plan, including the selection of individuals to be granted awards, the type of awards, the number of shares of Common Stock subject to an award, all terms, conditions, restrictions and limitations, if any, of an award and the terms of any document, agreement or instrument that evidences the award.  The administrator also has exclusive authority to interpret the Stock Plan and may from time to time adopt, and change, rules and regulations of general application for the Stock Plan’s administration.  The administrator’s interpretation of the Stock Plan and its rules and regulations, and all actions taken and determinations made by the administrator pursuant to the Stock Plan, is conclusive and binding on all parties involved or affected.  The administrator may delegate administrative duties to such of our officers as it so determines.

Shares subject to the Stock Plan.  The Stock Plan authorizes the granting of awards for up to an aggregate of 20,000,000 shares of our authorized but unissued Common Stock (subject to adjustment as described below).  Shares that were previously the subject of an award under the Stock Plan that are no longer subject to the award become available for future grant.

Eligible Participants. All of our employees, directors, officers, consultants, agents, advisors and independent contractors and of our subsidiaries are eligible to participate in the Stock Plan, as selected by the administrator.

Awards. The administrator has the authority, in its sole discretion, to determine the type or types of awards to be made under the Stock Plan.  Such awards include incentive stock options, nonqualified stock options and stock awards.  Awards may be granted singly or in combination.  An eligible person may receive one or more grants of awards as the administrator shall from time to time determine, and such determinations may be different as to different Holders and may vary as to different grants, even when made simultaneously.

•
Stock Options.  Each option shall vest and become exercisable from time to time over such period and upon such terms as the administrator may determine; provided, that unless the administrator specifies a different schedule, the default vesting rate is 36 months from the grant date.  The exercise price of each stock option granted shall be as determined by the administrator, but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted.  The administrator has the authority to determine the treatment of stock option grants upon a participant’s retirement, disability, death, or termination.  Stock options granted under the Stock Plan may not be assigned or transferred by the holder of the option other than by will or by the applicable laws of descent and distribution and, during the holder’s lifetime, such awards may be exercised only by the holder.

With respect to incentive stock options, (i) the aggregate fair market value of the Common Stock with respect to which options are exercisable for the first time by a participant in any calendar year shall not exceed $100,000, and (ii) the expiration date of such options may not be more than ten years from the date of the grant.

•
Restricted Stock Awards.  The administrator, in its discretion, may grant restricted stock awards to participants on terms and conditions established by the administrator, including vesting terms conditioned on performance-based criteria or time of continuous service to us, rights of repurchase, and other terms, conditions and restrictions. Such terms may include, but are not limited to, acceleration of vesting or termination of rights to repurchase shares upon events such as death or disability of a participant or termination of a participant’s employment or term of board service. A participant to whom an award of restricted stock is made will generally have all the rights of a stockholder with respect to such shares, including the right to vote and to receive dividends, except as set forth in the applicable award agreement.

Adjustments.  If the Company’s outstanding Common Stock shall at any time be changed or exchanged by declaration of a stock dividend, stock split, reverse stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, in which we are the surviving corporation, an appropriate adjustment shall be made in the number and kind of shares that have been awarded pursuant to the Stock Plan and that may be thereafter awarded.

In the event of any Corporate Transaction (defined in the Stock Plan generally as a change in control), all outstanding awards will become fully vested and exercisable immediately prior to the effective date of the Corporate Transaction.  The outstanding awards will not become fully vested if replaced by a comparable award as determined by the administrator by the successor company.

Withholding.  If any withholding amount for the exercise of a stock option or restricted stock award under the Stock Plan is required by law, we may (a) require a participant to remit a cash amount sufficient to satisfy, in whole or in part, any federal, state and local withholding requirements prior to delivery of certificates for Common Stock, (b) grant a participant the right to satisfy any withholding requirements, in whole or in part, by electing to require that we withhold from the shares of Common Stock issuable to the participant, that number of full shares of Common Stock having a fair market value equal to the amount required to be withheld, (c) grant a participant the right to deliver shares of unrestricted stock to us, or (d) satisfy withholding requirements through any other lawful method, such as through additional withholdings against the participant’s other wages with us.

Termination of Stock Plan.  The Stock Plan will automatically terminate on October 26, 2017, unless earlier terminated by the Board of Directors.  The Board of Directors may terminate or amend the Stock Plan at any time without stockholder approval, except as stockholder approval may be required under (a) Rule 16b-3 of the Securities Exchange Act of 1934, (b) the Internal Revenue Code or certain regulations promulgated pursuant thereto, (c) the rules for listed companies on the national stock exchange on which the Common Stock is traded, if applicable, or (d) any other applicable law or rule.

Federal Income Tax Consequences of the Stock Plan

The U.S. Federal income tax consequences to us and the recipients of awards under the Stock Plan are complex and subject to change. The following is a brief summary of certain of the Federal income tax consequences of awards granted under the Stock Plan.

Stock Awards.  A participant who is granted a stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).  Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the current fair market value of the shares.  We will be entitled to a corresponding deduction when the value of the award is included in the recipient’s taxable income.  Any awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant.  The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be a long-term or short-term capital gain or loss, depending upon the length of time the shares are held.

A participant who is granted a stock award that is subject to a substantial risk of forfeiture may make an election under Section 83(b) of the Code to be taxed on the award upon the date of grant based upon the fair market value of the stock at the date of grant.  The tax regulations provide that an employee has ordinary gain or loss upon the forfeiture of restricted property before the restrictions lapse, equal to the difference between the amount paid by the employee and any amount received as a result of the forfeiture.  Moreover, participants who are employees when income is realized will be subject to normal wage withholding provisions.

We will be entitled to a deduction for federal income tax purposes to the extent a participant realizes taxable income in connection with the restricted stock grants.

Nonqualified Stock Options (NSO).  There are no federal tax consequences, either to the participant or to us upon the grant of an NSO under the Stock Plan.  Upon exercise of a nonqualified stock option, the participant will recognize compensation income, and we will be entitled to a tax deduction, in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  Upon subsequent disposition of the shares by the participant, the entire gain or loss on the disposition of the shares will be treated as applicable capital gain or loss by the participant.

Incentive Stock Options (ISO).  There are no federal tax consequences, either to the participant or to us upon the grant of an ISO under the Stock Plan.  Upon the exercise of an incentive stock option, generally the participant will not recognize any income, and we will not be entitled to a deduction; however, the exercise may give rise to alternative minimum tax liability for the participant.  A participant will not recognize taxable income upon exercise of an ISO if the participant complies with two separate holding periods:  (i) shares acquired upon exercise of an ISO must be held for at least two years after the date of grant; and (ii) shares acquired upon exercise of an ISO must be held for at least one year after the date of exercise.  However, if the participant disposes of shares acquired upon the exercise of an option without satisfying both of these holding period requirements, the participant will recognize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the exercise price.  If both of these holding period requirements are satisfied, upon the subsequent sale or other disposition of the shares by the participant, the entire gain or loss will be treated as a capital gain or loss to the participant, measured by the difference between the exercise price and the amount realized, and we will not be entitled to a deduction.

The foregoing discussion is not a complete description of the Federal income tax aspects of awards under the Stock Plan.  In addition, administrative and judicial interpretations of the application of the Federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable to any awards.

Accounting Treatment for Awards under Stock Plan

For accounting purposes, we will recognize compensation expense for shares of common stock subject to awards under the Stock Plan over the vesting period at the fair value of such shares on the date they are awarded.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our Common Stock beneficially owned on the record date on a pre-reverse stock split basis, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by those holders.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner (2)		Percent of Class (3)
SAM Special Opportunity Fund	20,886,405	(4)	18.8%
SAM Advisors, LLC	20,886,405	(4)	18.8%
William B. Smith	20,886,405	(4)	18.8%
111 Broadway Suite 808
New York, New York 10006
Richard G. Sellers	14,164,115	(5)	12.8%
Polymer Holdings, Ltd.	15,713,503	(6)	14.2%
Broomhill Road
Stonehaven, UK AB39 2NH
Duncan Troy	2,715,334	(7)	2.4%
Mark W. Weber	1,958,668	(8)	1.8%
Philip G. Styles	1,700,950	(9)	1.5%
Charles Hunt, Ph. D.	1,202,990	(10)	1.1%
Matthew DeVries	755,313	(11)	0.7%
Billy K. Hamlin	919,315	(12)	0.8%
Scott C. Blackstone	894,293	(13)	0.8%
Gregory Owens Jr.	20,886,405	(4)	18.8%

All directors and officers as a group (8 persons)	29,332,318		26.5%

(1)	Unless otherwise indicated, the address of each person is c/o Vu1 Corporation, 469 Seventh Avenue, Suite 356, New York, New York 10018.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after the record date, by the exercise or conversion of any warrant, stock option or other convertible securities. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 110,884,900 shares of common stock outstanding on the record date.  The shares of common stock underlying warrants and stock options are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)
Consists of 7,084,139 shares of common stock and warrants to purchase 3,542,069 shares of common stock at an exercise price of $0.75 per share held by SAM Special Opportunity Fund, LP, an investment partnership advised by SAM Advisors, LLC, and 10,010,197 shares of common stock held by SAM Advisors, LLC, a money management firm.  Mr. Smith, our Chairman of the Board, is President and Chief Executive Officer of SAM Advisors, LLC and holds options to purchase 250,000 shares of common stock at an exercise price of $0.39 per share.  Mr. Owens also holds options to purchase 250,000 shares of common stock at an exercise price of $0.39 per share.

(5)
Includes a fully-vested option to purchase 250,000 shares of common stock at an exercise price of $0.38 per share, a fully-vested option to purchase 125,000 shares of common stock at an exercise price of $0.23 per share, a fully-vested option to purchase 260,625 shares of common stock at an exercise price of $1.00 per share, a fully-vested option to purchase 107,692 shares of common stock at an exercise price of $0.65 per share, a fully-vested option to purchase 1,558,140 share of common stock at an exercise price of $0.43 per share, a warrant to purchase 2,680,205 shares of common stock at an exercise price of $0.75 per share and a warrant to purchase 66,500 shares of common stock at an exercise price of $1.00 per share.  Mr. Sellers has pledged an aggregate of 4,750,000 shares of common stock as collateral for personal loans.

(6)	Includes warrants to purchase 1,876,386 shares of common stock at an exercise price of $0.75 per share.

(7)
Includes a fully-vested option to purchase 150,000 shares of common stock at an exercise price of $1.00 per share, a fully-vested option to purchase 50,000 shares of common stock at an exercise price of $0.65 per share, a fully-vested option to purchase 200,000 shares of common stock at an exercise price of $0.52 per share and 933,334 shares of common stock held by Private Equity III Ltd., an investment entity of which Mr. Troy is a Director. In addition, 750,000 shares of common stock of Mr. Troy’s are held by a lender as collateral for personal loans.

(8)
Includes a fully-vested option to purchase 250,000 shares of common stock at an exercise price of $0.38 per share, a fully-vested option to purchase 150,000 shares of common stock at $1.00 per share, fully-vested options to purchase 75,000 shares of common stock at an exercise price of $0.65 per share, fully-vested options to purchase 175,000 shares of common stock at an exercise price of $0.52 per share and 23,418 shares of common stock held by Weber Marketing Group, Inc., a corporation wholly owned by Mr. Weber.

(9)
Includes a fully-vested option to purchase 100,000 shares of common stock at an exercise price of $0.65 per share, a fully-vested option to purchase 300,000 shares of common stock at an exercise price of $0.43 per share and a fully-vested option to purchase 931,507 shares of common stock at an exercise price of $0.51 per share.

(10)
Includes a fully-vested option to purchase 250,000 shares of common stock at an exercise price of $0.38 per share, a fully-vested option to purchase 125,000 shares of common stock at an exercise price of $0.23 per share, a fully-vested option to purchase 50,000 shares of common stock at an exercise price of $0.65 per share, a fully-vested options to purchase 240,000 shares of common stock at an exercise price of $1.00 per share and a fully-vested options to purchase 75,000 shares of common stock at an exercise price of $0.52 per share.

(11)
Includes a fully-vested option to purchase 50,000 shares of common stock at an exercise price of $0.23 per share, fully-vested options to purchase 180,313 shares of common stock at an exercise price of $1.00 per share and fully-vested options to purchase 175,000 shares of common stock at an exercise price of $0.52 per share.

(12)
Includes 250,000 shares owned by Integrated Sales Solutions II, LLC, a company wholly owned by Mr. Hamlin and vested options to purchase 169,315 shares of common stock at an exercise price of $0.40 per share.

(13)
Includes a fully-vested option to purchase 394,293 shares of common stock at an exercise price of $0.391 per share and a fully-vested option to purchase 500,000 shares of common stock at an exercise price of $0.39 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC.  Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

We believe that our officers, directors, and 10% stockholders complied with their Section 16(a) filing obligations during the year ended December 31, 2010, with the following exceptions:

•	Mark Weber, a director, did not file a Form 4 to report a purchase of common stock upon the exercise of warrants.
•	Charles Hunt, a director, did not file a Form 4 to report an issuance of common stock upon the conversion of accounts payable.
•	Duncan Troy, a director, did not file Form 4’s to report an exercise of options and a sale of common stock.
•
R. Gale Sellers, a former officer and director, did not file Form 4’s to report a grant of options, the purchase of convertible notes through Full Spectrum Capital, LLC and the conversion of the convertible notes into our common stock, as well as the issuance of shares and options upon the conversion of certain salary and accounts payable, and to report the transfer of common stock in settlement of a loan.

•	Richard Herring, a former officer and director, did not file a Form 4 to report an issuance of common stock upon the conversion of accounts payable.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our directors or officers or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters to be approved by the stockholders as described in this Information Statement.

WHERE YOU CAN FIND OTHER INFORMATION ABOUT THE COMPANY

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information with the SEC. This Information Statement, our Annual Report on Form 10-K and all other reports filed by us can be inspected and copied at the public reference facilities at the SEC’s office at 100 F Street, N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically via the Internet, by accessing the Securities and Exchange Commission’s EDGAR website at http://www.sec.gov.

INFORMATION STATEMENT EXPENSES

The expense of this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may in the future supplement it.  Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this Information Statement to the beneficial owners of stock held of record by such persons and the Company will reimburse them for their reasonable expenses incurred in this effort.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements. You can identify the Company’s forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about the Company. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that the Company cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, the Company’s actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements.

You should rely only on the information provided in this Information Statement. The Company has not authorized any person to provide information other than that provided here. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front page of this document.

By Order of the Board of Directors,

/s/ Scott C. Blackstone, Ph.D.

Scott C. Blackstone, Ph.D.
Chief Executive Officer

New York, New York
September 9, 2011